Exhibit 99.C

ECOLAB INC.

OPERATING SEGMENT INFORMATION

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2005

RESTATED FOR SFAS 123(R)

(unaudited)

	Second Quarter		Six Months
(thousands)	2005	2004	2005	2004

Net Sales
United States
Cleaning & Sanitizing	$496,808	$450,625	$963,987	$881,359
Other Services	96,328	85,875	182,138	163,650
Total	593,136	536,500	1,146,125	1,045,009
International	560,119	535,000	1,065,153	1,018,807
Effect of Foreign Currency Translation	5,409	(28,789)	17,266	(41,734)
Consolidated	$1,158,664	$1,042,711	$2,228,544	$2,022,082

Operating Income
United States
Cleaning & Sanitizing	$72,660	$71,086	$144,265	$144,086
Other Services	10,287	7,432	17,821	11,926
Total	82,947	78,518	162,086	156,012
International	54,376	52,894	91,779	88,589
Corporate Expense	—	270	—	(3,485)
Effect of Foreign Currency Translation	929	(3,480)	2,374	(4,587)
Consolidated	$138,252	$128,202	$256,239	$236,529

All periods have been restated for the adoption of SFAS No. 123(R), “Share-Based Payment”